SUB-ITEM 77I: Terms of new or amended securities.

The response to sub-item 77I with respect to the JPMorgan Select Class of Shares of the Connecticut Daily Tax Free Income Fund, Inc. (the "Company") is incorporated by reference to the Company's Post-Effective Amendment No. 31, as filed with the Securities and Exchange Commission on May 28, 2004 (Accession No. 0000806620-04-000052).